Exhibit 99.1

ALJ REGIONAL HOLDINGS, INC. ANNOUNCES EARNINGS FOR THE THIRD QUARTER ENDED JUNE 30, 2018

NEW YORK, NY, August 14, 2018 – ALJ Regional Holdings, Inc. (NASDAQ: ALJJ) (“ALJ”) announced results today for its third quarter ended June 30, 2018.

ALJ is a holding company, whose primary assets are its subsidiaries Faneuil, Inc. (including the customer management outsourcing business acquired from Vertex Business Services LLC, “Faneuil”), Floors-N-More, LLC, dba Carpets N' More (“Carpets”), and Phoenix Color Corp. (including the acquired printing components business, “Phoenix”).  Faneuil is a leading provider of call center services, back office operations, staffing services, and toll collection services to government and regulated commercial clients across the United States. Carpets is one of the largest floor covering retailers in Las Vegas, Nevada, and a provider of multiple products for the commercial, retail and home builder markets including all types of flooring, countertops, cabinets, window coverings and garage/closet organizers, with three retail locations, as well as a stone and solid surface fabrication facility. Phoenix is a leading manufacturer of book components, educational materials and related products producing value-added components, heavily illustrated books and specialty commercial products using a broad spectrum of materials and decorative technologies.

Our financial statements reflect the operations of Faneuil, Carpets and Phoenix throughout all periods presented, Faneuil’s customer management outsourcing business (“CMO Business”) since May 26, 2017, and Phoenix’s acquisition of certain assets and liabilities (“Printing Components Business”) from Moore-Langen Printing Company, a division of LSC Communications, Inc., since October 2, 2017.

Investment Highlights – Three and Nine months ended June 30, 2018

Consolidated Results for ALJ

•

ALJ recognized consolidated net revenue of $89.7 million for the three months ended June 30, 2018, an increase of $6.2 million, or 7.4%, compared to $83.5 million for the three months ended June 30, 2017 driven by the acquisitions of the CMO Business by Faneuil and the Printing Components Business by Phoenix, which together accounted for $8.2 million of the total net revenue increase.  Excluding the impact of acquisitions, total net revenue decreased $2.0 million, or 2.4%, due to slightly lower volumes at each subsidiary.  ALJ recognized consolidated net revenue of $95.1 million for the three months ended March 31, 2018.

•

ALJ recognized a net loss of $2.9 million and a loss per share of $0.08 (diluted) for the three months ended June 30, 2018, compared to net income of $1.0 million and earnings per share (EPS) of $0.03 (diluted) for the three months ended June 30, 2017.  Increased net revenue was offset by restructuring expenses to combine manufacturing facilities at Phoenix, higher start-up costs of certain contracts, a non-cash litigation loss at Faneuil, and increased depreciation and amortization expenses related to acquisitions.  ALJ recognized a net loss of $0.3 million and loss per share of $0.01 (diluted) for the three months ended March 31, 2018.

•

ALJ recognized adjusted EBITDA of $9.6 million for the three months ended June 30, 2018, an increase of $1.3 million, or 16.3%, compared to $8.2 million for the three months ended June 30, 2017. The increase was driven by the Printing Components Business acquisition by Phoenix partially offset by higher labor, material, and customer service costs at Carpets, and planned volume reductions in packaging at Phoenix. ALJ recognized adjusted EBITDA of $7.6 million for the three months ended March 31, 2018.

•

ALJ recognized consolidated net revenue of $279.7 million for the nine months ended June 30, 2018, an increase of $39.3 million, or 16.4%, compared to $240.4 million for the nine months ended June 30, 2017 due to the acquisitions of the CMO Business by Faneuil and the Printing Components Business by Phoenix, which together accounted for $33.3 million of the total net revenue increase, and increases in business activity in the Faneuil and Carpets segments.  Excluding the impact of acquisitions, total net revenue increased $6.1 million, or 2.6%.

•

ALJ recognized a net loss of $8.6 million and loss per share of $0.23 (diluted) for the nine months ended June 30, 2018, compared to net income of $1.9 million and earnings per share (EPS) of $0.05 (diluted) for the nine months ended June 30, 2017.  Increased net revenue was offset by restructuring expenses to combine manufacturing facilities at Phoenix, a non-cash litigation loss at Faneuil, higher start-up costs of certain contracts, higher selling, general and administrative costs due to increased depreciation and amortization expenses related to acquisitions, and increased provision for income taxes to reflect a one-time, non-cash deferred income tax expense of $4.1 million as a result of the Tax Cuts and Jobs Act of 2017.  Excluding such deferred income tax expense, ALJ recognized net loss of $4.5 million and loss per share of $0.12 (diluted) for the nine months ended June 30, 2018.

•

ALJ recognized adjusted EBITDA of $23.8 million for the nine months ended June 30, 2018, an increase of $0.7 million, or 2.8%, compared to $23.1 million for the nine months ended June 30, 2017.  The increase was driven by the Printing Components Business acquisition by Phoenix partially offset by higher labor, material, and customer service costs at Carpets, and planned volume reductions in packaging at Phoenix.

•

ALJ estimates consolidated net revenue for the three months ending September 30, 2018 to be in the range of $80.0 million to $89.0 million, compared to $86.3 million for the three months ended September 30, 2017.

Jess Ravich, Executive Chairman of ALJ said, “We remain committed to our strategic goal of consistently increasing adjusted EBITDA and improving our adjusted EBITDA margins over the long-term to increase shareholder value.  All three segments had a good third quarter, which allowed us to reduce our leverage ratio to just over 3 times. Deleveraging the Company remains one of our major goals.”

Amounts in $000's, except per share amounts	Three Months Ended June 30,
	2018	2017	$ Change	% Change
	(unaudited)	(unaudited)
Net revenue	$89,660	$83,473	$6,187	7.4%
Costs and expenses:
Cost of revenue	67,778	63,505	4,273	6.7%
Selling, general, and administrative expense	21,058	16,431	4,627	28.2%
Loss (gain) on disposal of assets, net	59	(4)	63	NM
Total operating expenses	88,895	79,932	8,963	11.2%
Operating income	765	3,541	(2,776)	(78.4%)
Other (expense) income:
Interest expense, net	(2,526)	(2,302)	(224)	(9.7%)
Other income	—	298	(298)	NM
Total other (expense) income, net	(2,526)	(2,004)	(522)	NM
(Loss) income before income taxes	(1,761)	1,537	(3,298)	NM
Provision for income taxes	(1,135)	(577)	(558)	NM
Net (loss) income	$(2,896)	$960	$(3,856)	NM
Basic (loss) earnings per share of common stock	$(0.08)	$0.03
Diluted (loss) earnings per share of common stock	$(0.08)	$0.03
Weighted average shares of common stock outstanding:
Basic	37,921	35,139
Diluted	37,921	36,164

NM - Not Meaningful

Amounts in $000's, except per share amounts	Nine Months Ended June 30,
	2018	2017	$ Change	% Change
	(unaudited)	(unaudited)
Net revenue	$279,719	$240,386	$39,333	16.4%
Costs and expenses:
Cost of revenue	216,927	184,693	32,234	17.5%
Selling, general, and administrative expense	59,418	45,728	13,690	29.9%
Loss (gain) on disposal of assets, net	(173)	8	(181)	NM
Total operating expenses	276,172	230,429	45,743	19.9%
Operating income	3,547	9,957	(6,410)	(64.4%)
Other (expense) income:
Interest expense, net	(7,979)	(7,020)	(959)	(13.7%)
Other income	—	298	(298)	NM
Total other (expense) income, net	(7,979)	(6,722)	(1,257)	NM
(Loss) income before income taxes	(4,432)	3,235	(7,667)	NM
Provision for income taxes	(4,122)	(1,332)	(2,790)	NM
Net (loss) income	$(8,554)	$1,903	$(10,457)	NM
Basic (loss) earnings per share of common stock	$(0.23)	$0.05
Diluted (loss) earnings per share of common stock	$(0.23)	$0.05
Weighted average shares of common stock outstanding:
Basic	37,801	34,763
Diluted	37,801	35,880

NM - Not Meaningful

Results for Faneuil

Anna Van Buren, CEO of Faneuil stated, “Faneuil successfully secured one new commercial account to build out our new retail services sector.  Additional contract extensions were awarded by two large utilities and two substantial healthcare clients.   Faneuil adjusted EBITDA reflects our continued investment in our facilities and management personnel that we expect to yield results in the near future.”

Faneuil recognized net revenue of $43.9 million for the three months ended June 30, 2018 compared to $39.5 million for the three months ended June 30, 2017.  Net revenue increased $4.4 million, or 11.2%.  Excluding the impact of the CMO Business acquisition, net revenue decreased $0.6 million, or 1.8%.  Faneuil recognized net revenue of $48.0 million for the three months ended March 31, 2018.

Faneuil segment adjusted EBITDA for both the three months ended June 30, 2018 and 2017 was flat at $3.6 million.  Higher expenses related to new technology, training and call handling for the CMO Business offset the increased net revenue recognized from the CMO Business contracts.  Faneuil recognized segment adjusted EBITDA of $2.9 million for the three months ended March 31, 2018.

Faneuil recognized net revenue of $143.3 million for the nine months ended June 30, 2018 compared to $114.2 million for the nine months ended June 30, 2017.  Net revenue increased $29.1 million, or 25.5%. Excluding the impact of the CMO Business acquisition, net revenue increased $7.1 million, or 6.4%, due to increased net revenue from new customer awards and our existing customer base, partially offset by the completion of customer contracts.

Faneuil segment adjusted EBITDA for both the nine months ended June 30, 2018 and 2017 was consistent at $10.2 million and $10.3 million, respectively.   Higher expenses for training and call handling for the CMO Business offset the increased net revenue recognized.

Faneuil estimates its net revenue for the three months ending September 30, 2018 to be in the range of $38.9 million to $43.1 million, compared to $44.0 million for the three months ended September 30, 2017.

Faneuil’s contract backlog expected to be realized within the next twelve months as of June 30, 2018 was $107.3 million compared to $100.0 million as of June 30, 2017 and $98.4 million as of March 31, 2018.    Faneuil’s total contract backlog as of June 30, 2018 was $259.0 million as compared to $258.9 million as of June 30, 2017 and $254.4 million as of March 31, 2018.

Results for Carpets

Steve Chesin, CEO of Carpets stated, “Results continue to improve driven by our process improvements and cost reduction initiatives, which were substantially completed during the third quarter.  We look forward to reporting positive adjusted EBITDA on a go-forward basis as the Las Vegas housing market remains strong.”

Carpets recognized net revenue of $18.0 million for the three months ended June 30, 2018 compared to $18.5 million for the three months ended June 30, 2017.  Net revenue decreased $0.4 million, or 2.4%, which was primarily attributable to declines in granite and cabinet sales.  Carpets recognized net revenue of $18.7 million for the three months ended March 31, 2018.

Carpets recognized segment adjusted EBITDA of $0.6 million for the three months ended June 30, 2018 compared to segment adjusted EBITDA of $0.4 million for the three months ended June 30, 2017. Segment adjusted EBITDA increased by $0.1 million due to process improvements and cost reductions partially offset by higher material, labor, and customer service costs.  Carpets recognized negative segment adjusted EBITDA of $0.2 million for the three months ended March 31, 2018.

Carpets recognized net revenue of $53.4 million for the nine months ended June 30, 2018 compared to $51.9 million for the nine months ended June 30, 2017.  Net revenue increased $1.4 million, or 2.8%, which was primarily attributable to higher volumes from builder and commercial sales.

Carpets recognized negative segment adjusted EBITDA of $0.4 million for the nine months ended June 30, 2018 compared to segment adjusted EBITDA of $0.7 million for the nine months ended June 30, 2017. Segment adjusted EBITDA decreased by $1.0 million due to higher material, labor, and customer service costs, which exceeded Carpets net revenue growth.

Carpets estimates its net revenue for the three months ending September 30, 2018 to be in the range of $15.0 million to $18.3 million, compared to $17.8 million for the three months ended September 30, 2017.

Carpets’ total contract backlog, which is expected to be fully realized within the next 12 months, as of June 30, 2018 was $15.2 million compared to $19.5 million as of June 30, 2017 and $16.8 million as of March 31, 2018.

Results for Phoenix

Marc Reisch, CEO of Phoenix stated, "The increase in our third quarter revenues was due to sales from our Printing Components Business acquisition, completed on October 2, 2017, and higher component and book sales, offset in part by planned lower sales in packaging. Segment adjusted EBITDA of $6.0 million was $1.5 million higher than prior year due to sales from the Printing Components Business acquisition, and higher component and book sales, offset in part by the lower packaging sales, and continuing startup costs related to the transition of packaging and commercial print manufacturing.  This transition was completed at the end of the third quarter."

Phoenix recognized net revenue of $27.8 million for the three months ended June 30, 2018 compared to $25.5 million for the three months ended June 30, 2017. Net revenue increased $2.2 million, or 8.6%.  Excluding the impact of the Printing Components Business acquisition, net revenue decreased $0.9 million, or 3.4%, due to planned volume reductions in packaging.  Phoenix recognized net revenue of $28.5 million for the three months ended March 31, 2018.

Phoenix recognized segment adjusted EBITDA of $6.0 million for the three months ended June 30, 2018 compared to $4.6 million for the three months ended June 30, 2017. Segment adjusted EBITDA increased by $1.5 million, or 31.7% mainly due to the Printing Component Business acquisition somewhat offset by reduced packaging sales.  Phoenix recognized segment adjusted EBITDA of $5.5 million for the three months ended March 31, 2018.

Phoenix recognized net revenue of $83.0 million for the nine months ended June 30, 2018 compared to $74.2 million for the nine months ended June 30, 2017. Net revenue increased $8.8 million, or 11.9%.  Excluding the impact of the Printing Components Business acquisition, net revenue decreased $2.4 million, or 3.2%, due to lower volumes in packaging.

Phoenix recognized segment adjusted EBITDA of $15.6 million for the nine months ended June 30, 2018 compared to $13.8 million for the nine months ended June 30, 2017. Segment adjusted EBITDA increased by $1.9 million, or 13.6% mainly due to the Printing Component Business acquisition somewhat offset by planned volume reductions in packaging.

Phoenix estimates its net revenue for the three months ending September 30, 2018 to be in the range of $26.7 million to $28.1 million as compared to $24.5 million for the three months ended September 30, 2017.

Phoenix’s contract backlog expected to be realized within the next twelve months as of June 30, 2018 was $66.6 million compared to $58.1 million as of June 30, 2017 and $70.2 million as of March 31, 2018.  Phoenix’s total contract backlog as of June 30, 2018 was $157.3 million as compared to $161.5 million as of June 30, 2017 and $175.7 million as of March 31, 2018.

Non-GAAP Financial Measures

In our earnings releases, prepared remarks, conference calls, presentations, and webcasts, we may present certain adjusted financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release because management believes they present information regarding ALJ that is useful to investors. The non-GAAP financial measures presented should not be considered in isolation from, or as a substitute for, the comparable GAAP financial measure.

We present adjusted EBITDA because we believe it is frequently used by analysts, investors and other interested parties in the evaluation of our company.  ALJ defines adjusted EBITDA as net (loss) income before depreciation and amortization, interest expense, litigation loss, restructuring expenses, stock-based compensation, acquisition-related expenses, loss (gain) on disposal of assets, other non-recurring items, other income, and provision for income taxes.  Adjusted EBITDA measures are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.  Below are reconciliations of our net (loss) income, the most directly comparable GAAP measure, to consolidated adjusted EBITDA:

Amounts in $000's	Three Months Ended June 30,
	2018	2017	$ Change	% Change
	(unaudited)	(unaudited)
Net (loss) income	$(2,896)	$960	$(3,856)	(401.7%)
Depreciation and amortization	4,718	4,164	554	13.3%
Interest expense	2,526	2,302	224	9.7%
Litigation loss	2,910	—	2,910	NM
Restructuring expenses	779	106	673	NM
Stock-based compensation	249	206	43	20.9%
Acquisition-related expenses	106	217	(111)	NM
Loss (gain) on disposal of assets, net	59	(4)	63	NM
Other	—	12	(12)	NM
Other income	—	(298)	298	NM
Provision for income taxes	1,135	577	558	NM
Consolidated adjusted EBITDA	$9,586	$8,242	$1,344	16.3%

NM - Not Meaningful

Amounts in $000's	Nine Months Ended June 30,
	2018	2017	$ Change	% Change
	(unaudited)	(unaudited)
Net (loss) income	$(8,554)	$1,903	$(10,457)	(549.5%)
Depreciation and amortization	14,401	12,178	2,223	18.3%
Interest expense	7,979	7,020	959	13.7%
Litigation loss	2,910	—	2,910	NM
Restructuring expenses	2,042	200	1,842	NM
Stock-based compensation	812	563	249	44.2%
Acquisition-related expenses	229	217	12	NM
Loss (gain) on disposal of assets, net	(173)	8	(181)	NM
Other income	—	(298)	298	NM
Provision for income taxes	4,122	1,332	2,790	NM
Consolidated adjusted EBITDA	$23,768	$23,123	$645	2.8%

NM - Not Meaningful

Supplemental Consolidated Financial Information - Segment Net Revenue, Segment Adjusted EBITDA, and Debt

Amounts in $000's	Three Months Ended June 30,
	2018	2017	$ Change	% Change
	(unaudited)	(unaudited)
Net revenue
Faneuil	$43,893	$39,469	$4,424	11.2%
Carpets	18,013	18,458	(445)	(2.4%)
Phoenix	27,754	25,546	2,208	8.6%
Total net revenue	$89,660	$83,473	$6,187	7.4%

Amounts in $000's	Three Months Ended June 30,
	2018	2017	$ Change	% Change
	(unaudited)	(unaudited)
Segment adjusted EBITDA
Faneuil	$3,604	$3,593	$11	0.3%
Carpets	582	437	145	33.2%
Phoenix	6,021	4,571	1,450	31.7%
Corporate	(621)	(359)	(262)	(73.0%)
Total segment adjusted EBITDA	$9,586	$8,242	$1,344	16.3%

Amounts in $000's	Nine Months Ended June 30,
	2018	2017	$ Change	% Change
	(unaudited)	(unaudited)
Net revenue
Faneuil	$143,320	$114,242	$29,078	25.5%
Carpets	53,354	51,907	1,447	2.8%
Phoenix	83,045	74,237	8,808	11.9%
Total net revenue	$279,719	$240,386	$39,333	16.4%

Amounts in $000's	Nine Months Ended June 30,
	2018	2017	$ Change	% Change
	(unaudited)	(unaudited)
Segment adjusted EBITDA
Faneuil	$10,229	$10,284	$(55)	(0.5%)
Carpets	(384)	651	(1,035)	(159.0%)
Phoenix	15,640	13,771	1,869	13.6%
Corporate	(1,717)	(1,583)	(134)	(8.5%)
Total segment adjusted EBITDA	$23,768	$23,123	$645	2.8%

As of June 30, 2018 and September 30, 2017, consolidated debt and consolidated net debt was comprised of the following (exclusive of deferred financing costs):

Amounts in $000's	June 30,	September 30,
	2018	2017
	(unaudited)
Term loan payable	$87,366	$91,018
Line of credit	3,000	5,500
Capital leases	8,139	7,250
Total debt	98,505	103,768

Cash	4,979	5,630
Net debt	$93,526	$98,138

As of June 30, 2018, ALJ was in compliance with all debt covenants.

	Financial Covenants Comparison
	June 30, 2018
	(actual)	(required)
Leverage Ratio	3.02	< 3.50
Fixed Charges Ratio	1.28	> 1.25

Guidance – Full Fiscal Year 2018

ALJ reiterates earlier guidance for its full fiscal year ending September 30, 2018.  The Company continues to expect consolidated adjusted EBITDA of $31.0 million to $34.0 million.

Investor Conference Call Details

ALJ will host an investor conference call on August 15, 2018 at 4:30 PM Eastern Standard Time.  Participants should dial in 10 minutes prior to the start time by using the following dial-in information and conference ID:

Participant Toll-Free Dial-In Number: (866) 300-4041

Participant International Dial-In Number: (636) 812-6659

Conference ID:8498025

Participants can also access ALJ’s investor conference call using the following webcast URL: https://edge.media-server.com/m6/p/rassmqnk.  A playback of the investor conference call will be available within 24 hours using the same webcast URL.

About ALJ Regional Holdings, Inc.

ALJ Regional Holdings, Inc. is the parent company of (i) Faneuil, Inc., a leading provider of outsourcing and co-sourced services to both commercial and government entities in the healthcare, utility, toll and transportation industries, (ii) Floors-N-More, LLC, dba Carpets N' More, one of the largest floor covering retailers in Las Vegas and a provider of multiple finishing products for commercial, retail and home builder markets including all types of flooring, countertops, cabinets, window coverings and garage/closet organizers, with three retail locations, and (iii) Phoenix Color Corp., a leading manufacturer of book components, educational materials and related products producing value-added components, heavily illustrated books and specialty commercial products using a broad spectrum of materials and decorative technologies.

Forward-Looking Statements

ALJ’s third quarter ended June 30, 2018 earnings release and related communications contain forward-looking statements within the meaning of federal securities laws. Such statements include information regarding our expectations, goals or intentions regarding the future, including but not limited to statements about our financial projections and business growth, the impact of the CMO Business on Faneuil’s operations, cost-cutting measures implemented by Carpets, the integration of Color Optics and Moore Langen by Phoenix, and other statements including the words "will" and "expect" and similar expressions.  You should not place undue reliance on these statements, as they involve certain risks and uncertainties, and actual results or performance may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially are discussed in our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission and available through EDGAR on the SEC’s website at www.sec.gov.  All forward-looking statements in this release are made as of the date hereof and we assume no obligation to update any forward-looking statement.